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                                                                   EXHIBIT 10.2

                                    AGREEMENT

     This Agreement is dated as of January 28, 2001 and is entered into by and between Carol Meyrowitz, whose address is 8 Sylvan Avenue, West Newton, Massachusetts 02465 ("Executive"), and The TJX Companies, Inc., a Delaware Corporation, whose principal office is in Framingham, MA (the "Company").

     WHEREAS Executive and the Company are parties to a Change of Control Severance Agreement dated as of April 9, 1999 (the "COC Agreement"); and

     WHEREAS Executive and the Company desire to amend the COC Agreement to reflect certain change in Executive's employment agreement with the Company, and certain other changes;

     NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

     1. The first paragraph of Section 1(b) of the COC Agreement (definition of "Cause") is hereby amended in its entirety to read as follows:

          ""Cause" means dishonesty by Executive in the performance of her duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict."

     2. Section 1(i) of the COC Agreement (definition of "Incapacity") is hereby amended by deleting the words "for at least six months in any twelve month period" and replacing them with the words "for at least six continuous months".

     3. Section 1(k) (definition of "Qualified Termination") is hereby amended by deleting from clause (II) of the definition of "good reason" the words ", unless any further reduction represents an overall reduction in the Base Salary paid or cash compensation opportunities made available, as the case may be, to executives in the same organizational level (it being the Company's burden to establish this fact)" and by deleting from clause (III) of the definition of "good reason" the words ", unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact)".

     4. The last paragraph of Section 2.1 (begins: "Payments under this Section
2.1 and Section 2.2 shall be made without regard . . .") is hereby deleted and replaced in its entirety with the following:

          "Payments under this Section 2.1 and Section 2.2 below shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code ("Section 280G") and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an "excess parachute payment"


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     within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the "Excess Parachute Payments"), the Company shall promptly pay to Executive an additional amount (the "gross-up payment") that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments. The determination as to whether Executive's payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the "accounting firm"). Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability."

     5. Section 2.2(i) is hereby amended by inserting a period after the words " . . . if higher)" and by inserting immediately after such period the following:
"In addition, the Company will pay to Executive an amount equal to such Target Bonus prorated for the period of active employment during such fiscal year through the Change of Control; and".

     6. Section 2.2(ii) is hereby amended in its entirety to read as follows:

          "(ii) if Executive is a participant in the Company's Long Range Management Incentive Plan ("LRMIP"), Long Range Performance Incentive Plan ("LRPIP") or any other performance-based long-range incentive plan at the Change of Control, an amount with respect to each Award Period (as that term is defined in LRMIP) or Performance Cycle (as that term is defined in LRPIP) for which Executive has been designated as a participant equal to the maximum award payable to Executive for such Award Period or Performance Cycle, as designated by the Committee under LRMIP or LRPIP, as the case may be (or, if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, in the case of an Award Period or Performance Cycle which commences after such change, the maximum award payable to Executive for such Award Period or Performance Cycle shall be deemed to be the maximum award payable to Executive for the Award Period or Performance Cycle which commenced immediately prior to such change, if higher), unless Executive shall already have received payment of such amounts. Executive shall also be entitled to payment of unpaid amounts owing with respect to cycles completed prior to the Change of Control."

     7. Subject to the modifications set forth in paragraphs 1 through 7 above, the COC Agreement shall continue in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set her hand, all as of the date first above written.


                                   THE TJX COMPANIES, INC.

                              By:  /s/ Edmond J. English
                                   -----------------------------

                                   /s/ Carol Meyrowitz
                                   -----------------------------
                                   Carol Meyrowitz



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